Exhibit 4.4

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Amendment No. 3 (“Amendment No. 3”) is made as of November 16, 2004 to the Rights Agreement, dated as of February 14, 1997, by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Rights Agent”), as amended by Amendment No. 1 thereto, dated as of September 18, 2000, and Amendment No. 2 thereto, dated as of December 12, 2001 (collectively, the “Rights Agreement”). Capitalized terms not herein defined shall have the meaning ascribed thereto in the Rights Agreement.

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement in any respect whatsoever at any time prior to the Stock Acquisition Date;

WHEREAS, the Stock Acquisition Date has not occurred; and

WHEREAS, the Company desires to amend the Rights Agreement to, among other things, remove its so-called “dead hand” provisions which grant only Continuing Directors the right to redeem the Rights;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

1. Amendment to Section 1. Each of Sections 1(k) and 1(s) of the Rights Agreement is hereby deleted in its entirety and replaced with the following: “Intentionally Omitted”.

2. Amendment to Section 11(a)(ii). The first sentence of Section 11(a)(ii) of the Rights Agreement is hereby amended (a) by deleting the clause “who are not Acquiring Persons or representatives, nominees, Affiliates or Associates of an Acquiring Person (the ‘Outside Directors’)” therein and (b) by replacing the defined term “Outside Directors” with “Directors” in the parenthetical clause in Section 11(a)(ii)(A) thereof.

3. Amendment to Section 23.

(a) The first sentence of Section 23(a) of the Rights Agreement is hereby amended by deleting the first parenthetical clause therein, which reads “(which resolution shall, if adopted following the Stock Acquisition Date, be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office)”, in its entirety.

(b) The first sentence of Section 23(b) of the Rights Agreement is hereby amended (i) by deleting the first parenthetical clause therein, which reads “(with, if required, the concurrence of a majority of the Continuing Directors)”, in its entirety and (ii) by deleting the clause “, with the concurrence of a majority of the Continuing Directors,” in the second parenthetical clause therein.

4. Amendment to Section 23A(a). The first sentence of Section 23A(a) of the Rights Agreement is hereby amended by deleting the first parenthetical clause therein, which reads “(with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of Directors then in office)”, in its entirety.

5. Amendment to Section 25. Section 25 of the Rights Agreement is hereby amended by (a) deleting the address “25 Science Park, New Haven, Connecticut 06511” and replacing it with “352 Knotter Drive, Cheshire, Connecticut 06410”, (b) deleting the address “2 Broadway, 19th Floor, New York, NY 10004” and replacing it with “17 Battery Place, New York, New York 10004” and (c) replacing “Attention: Secretary” with “Attention: General Counsel”.

6. Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended (a) by deleting the first parenthetical clause in the second sentence thereof, which reads “(which resolution shall be effective only with the concurrence of a majority of the Continuing Directors, and only if the Continuing Directors constitute a majority of the number of directors then in office)”, in its entirety and (b) by deleting the parenthetical clause in clause (A) of the proviso to the second sentence thereof, which reads “(with, where required, the concurrence of a majority of the Continuing Directors)”, in its entirety.

7. Amendment to Section 28. Section 28 of the Rights Agreement is hereby amended (a) by deleting the parenthetical clause which reads “(with, where specifically provided for herein, the concurrence of the Continuing Directors or the Outside Directors)” in each instance such parenthetical clause appears in the second and last sentences thereof in its entirety, (b) by replacing the clause “the Outside Directors or the Company” with “the Company” immediately prior to clause (i) of the last sentence thereof and (c) by deleting the clause “, the Continuing Directors or the Outside Directors” in clause (iii) of the last sentence thereof.

8. Amendment to Section 30. The last sentence of Section 30 of the Rights Agreement is hereby amended by deleting the clause “with the concurrence of a majority of the Continuing Directors or the Outside Directors or by the Outside Directors” therein.

9. Amendments to Exhibit C. Exhibit C (the Summary of Rights to Purchase Preferred Stock), to the Rights Agreement is hereby amended (a) by deleting the clause “who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person” in the first sentence of the sixth paragraph thereof, (b) by deleting the second sentence in the eighth paragraph thereof in its entirety and (c) by deleting the clause “, with the concurrence of a majority of the Continuing Directors,” in the ninth paragraph thereof.

10. No Further Amendment. Except as expressly amended by this Amendment No. 3, the Rights Agreement shall remain in full force and effect as the same was in effect immediately prior to the date of this Amendment No. 3.

11. Counterparts. This Amendment No. 3 may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 3 to be executed in its respective corporate name by one of its duly authorized officers, all as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:	/s/ David W. Keiser
Name:	David W. Keiser
Title:	President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Roger Bernhammer
Name:	Roger Bernhammer
Title:	Vice President